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                                                                    EXHIBIT 11.1

                         APACHE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                         For the Three Months Ended     For the Three Months Ended
                                                                March 31, 1995                 March 31, 1994
                                                         --------------------------      -------------------------
Weighted Average Calculation:

Net income                                                         $  4,083                       $  8,225
                                                                   ========                       ========

Weight average shares outstanding                                    69,673                         69,635
                                                                   ========                       ========
Net income per share,
  based on weight average common shares outstanding                $    .06                       $    .12
                                                                   ========                       ========

Primary Calculation:

Net income                                                         $  4,083                       $  8,225
Assumed conversion of
  3.93-percent debentures                                               549                            539
                                                                   --------                       --------
Net income, as adjusted                                            $  4,632                       $  8,764
                                                                   ========                       ========

Common Stock Equivalents:

Weighted average common shares outstanding                           69,673                         69,635

Stock options, using the treasury stock method                           87                            204

Assumed conversion of 3.93-percent
  debentures                                                          2,778                          2,778
                                                                   --------                       --------

                                                                     72,538                         72,617
                                                                   ========                       ========


Net income per common share primary                                $    .06                       $    .12
                                                                   ========                       ========
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The assumed conversion of the 6-percent convertible debentures due 2002 would be anti-dilutive for the first quarter of 1995.